SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of earliest event reported: September 15, 2014

Actua Corporation

(formerly ICG Group, Inc.)

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 East Lancaster Avenue, Suite 640, Radnor, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 15, 2014, Actua Holdings, Inc. (“Actua Holdings”), a wholly-owned subsidiary of Actua Corporation (“Actua”), entered into an Agreement and Plan of Merger (such agreement, the “Merger Agreement”) under which it is expected to acquire a greater than 97% primary equity interest in Folio Dynamics Inc. (“FolioDynamix”) for aggregate cash consideration estimated at approximately $199 million, subject to transaction expenses and “true-up” adjustments for working capital, cash, debt and other items. Following the consummation of the acquisition, which, subject to a number of customary closing conditions, is expected to occur in the fourth quarter of 2014, the remaining FolioDynamix equity interests will be held by members of the FolioDynamix executive management team.

The foregoing description contains only a summary of certain terms of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01.	Other Events

On September 15, 2014, Actua issued a press release announcing its pending acquisition of FolioDynamix. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated as of September 15, 2014, by and among Folio Dynamics Inc., Folio Dynamics Holdings, Inc., Folio Dynamics Acquisition Corp., ABS Capital Partners VI, L.P. and Edison Venture Fund VI, L.P., acting jointly as the Holders’ Representative, and Actua Holdings, Inc., as the Guarantor.

99.1	Press Release issued September 15, 2014 by Actua Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACTUA CORPORATION

Date: September 15, 2014	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated as of September 15, 2014, by and among Folio Dynamics Inc., Folio Dynamics Holdings, Inc., Folio Dynamics Acquisition Corp., ABS Capital Partners VI, L.P. and Edison Venture Fund VI, L.P., acting jointly as the Holders’ Representative, and Actua Holdings, Inc., as the Guarantor.

99.1	Press Release issued September 15, 2014 by Actua Corporation.